Exhibit 99.1

ENERGY SERVICES OF AMERICA ANNOUNCES ADDITIONAL FINANCING ARRANGEMENT

Huntington, WV   March 2, 2015 -  Energy Services of America (the “Company”)(OTC: ESOA), parent company of C.J. Hughes Construction Company and Nitro Electric Company, announced today that effective February 27, 2015, the Company entered into a $10.0 million revolving line of credit financing arrangement with United Bank, Inc.  This arrangement is in addition to the prior $8.8 million refinancing agreement reached between the Company, United Bank, and Summit Community Bank (West Virginia) in January 2014 and replaces the $5.0 million revolving line of credit financing arrangement between the Company and United Bank dated May 30, 2014.

Douglas V. Reynolds, President, discussed the financing agreement.  “While our cash flow was strong for fiscal year 2014 with an EBITDA of $5.5 million ($0.39 per share), we feel this $10.0 million line of credit will enable us to operate at a greater capacity in fiscal year 2015.  Last fiscal year, we were still burdened with our prior financial struggles and lost time and bidding opportunities early in calendar year 2014.  A concentrated effort was made during fiscal year 2014 to rebuild relationships with prior clients, forge relationships with new clients, and to service our existing clients with the quality they have come to expect.  This fiscal year, we are already seeing opportunities that did not exist before.  In the past week alone, we have been successful in receiving awards on $10.0 million of transmission pipeline projects”.

Certain statements contained in the release, including without limitation statements including the words “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact: Douglas V. Reynolds 304-522-3868